AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment dated as of September 14, 2001 by and between BE Aerospace, Inc., a Delaware corporation (the "Company"), and Thomas P. McCaffrey (the "Executive").

         1.       Reference to  Agreement:  Definitions.
                  -------------------------------------

                  Reference is made to an Employment Agreement dated as of September 14, 2001 between the Company and the Executive (the "Agreement"). Terms defined in the Agreement and not otherwise defined herein are used herein with the meaning so defined.

         2.       Amendment to Agreement.
                  ----------------------

                  The Agreement is amended as follows, as of the date first written above:

                  2.1 Section 5(e)(i)(a) of the Agreement is hereby amended to read as follows:

                  "(a) Within five (5) business days after the Termination Date, pay to the Executive, (or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, the Executive's estate) a lump sum payment equal to the sum of: (1) two times the Salary payable to the Executive through the Expiration Date,
         (2) the unpaid amount of any bonuses declared to be payable to the Executive for any fiscal periods of the Company ending prior to the Expiration Date, (3) two (2) times the current Salary, and (4) the Retirement Compensation as provided in Section 5(g) below."

         3. Miscellaneous. Except as amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida and shall bind and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first written above.


                                Thomas P. McCaffrey




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                                BE AEROSPACE, INC.




                                ------------------------------------
                                Title:  Robert J. Khoury